                                                                   EXHIBIT 10.29

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             INTER-TEL, INCORPORATED

                        TELECOM MULTIMEDIA SYSTEMS, INC.,

                               STM WIRELESS, INC.,

                                 RAMIN SADR AND

                               FARSHAD MESHKINPOUR

                            DATED AS OF MAY 11, 1998


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


                            ASSET PURCHASE AGREEMENT


        This Asset Purchase Agreement ("Agreement") is made as of May 11, 1998, by and among Inter-Tel, Incorporated, an Arizona corporation ("Buyer"), Telecom Multimedia Systems, Inc., a California corporation (the "Company"), STM Wireless, Inc. a Delaware corporation and a shareholder of the Company ("Parent"), Ramin Sadr, an individual resident in California and a shareholder of the Company ("Sadr"), and Farshad Meshkinpour, an individual resident in California and a shareholder of the Company ("Meshkinpour" and collectively with Parent and Sadr, "Shareholders").

                                    RECITALS

        1. Shareholders and the Company desire to sell, and Buyer desires to purchase, certain assets (and assume certain liabilities) of the Company, for the consideration and on the terms set forth in this Agreement.

        2. As of the date of this Agreement, Parent owns 80% of the outstanding Shares (as defined below) of the Company, Sadr owns 13% of the Shares of the Company and Meshkinpour owns 7% of the Shares of the Company.

        3. The Company and Shareholders desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, covenants and other obligations made in connection with the purchase and sale of the Acquired Assets (as defined below) and the Assumption of the Assumed Liabilities (as defined below).

        4. In connection with and as a condition subsequent to the execution and delivery of this Agreement, as a condition precedent to the Closing (as defined below), and in consideration of the respective obligations of the parties set forth in this Agreement and the Contemplated Transactions (as defined below), Parent, Meshkinpour and Sadr shall, immediately prior to the consummation of the purchase and sale of the Acquired Assets and Assumed Liabilities contemplated hereby, enter into and consummate a Share Purchase Agreement, pursuant to which Parent shall purchase all of the Shares held by Sadr and Meshkinpour.

                                    AGREEMENT

        The parties, in consideration of the premises, the mutual representations, warranties, covenants, obligations and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of the Acquired Companies, including all of their (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, computers and other office equipment, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property Assets (including without limitation all rights and obligations under the Named Contracts), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts, indentures, mortgages, instruments, Encumbrances, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities (such as the capital stock in its Subsidiaries), (h) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, customer lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash (other than Cash resulting from accounts receivable reflected on the Interim Balance Sheet); provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Company as a corporation or
(ii) any of the rights of the Company under this Agreement (or under any side agreement between the Company on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement) or (iii) any Excluded Asset.

        "ACQUIRED COMPANIES" --the Company and its Subsidiaries, collectively.

        "APPLICABLE CONTRACT" --any Contract (a) under which any Acquired Company has or may acquire any rights, (b) under which any Acquired Company has or may become subject to any obligation or liability, or (c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.

        "ASSUMED LIABILITIES" means (a) all obligations of the Company pursuant to the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, and (b) all other Liabilities and obligations of the Company set forth in an appendix to the Disclosure Schedule under an express statement (that the Buyer has initialed) to the effect that the definition of Assumed Liabilities will include the Liabilities and obligations so disclosed; provided, however, that the Assumed Liabilities shall not include
(i) any Liability of the Company for Taxes, including for this purpose sales, use or similar transfer Taxes, if any, attributable to this transaction, (ii) any Liability of the Company for the unpaid Taxes of any Person under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (iii) any obligation of the Company to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any of the Company or its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise),
(iv) any Liability of the

Company for costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) any Liability or obligation of the Company pursuant to this Agreement (or pursuant to any side agreement between the Company on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), or (vi) any Liability of any Acquired Company to the Parent or the Key Executives (other than as set forth on the Interim Balance Sheet).

        "ASSUMED OPTIONS" --the Options assumed by Buyer pursuant to Section 2.6 and the Substitution Agreements.

        "BALANCE SHEET" --as defined in Section 3.4.

        "BEST EFFORTS" --the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

        "BREACH" --a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

        "BUYER" --as defined in the first paragraph of this Agreement.

        "BUYER COMMON STOCK" --the Common Stock, no par value, of Buyer.

        "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

        "CASH-OUT OPTIONS" --all Options that are not Assumed Options.

        "CASH-OUT OPTION AMOUNT" -- $555,560.

        "CLOSING" --as defined in Section 2.4.

        "CLOSING DATE" --the date and time as of which the Closing actually takes place.

        "CODE" --the Internal Revenue Code of 1986, as amended

        "COMPANY" --as defined in the first paragraph of this Agreement.

        "COMPANY EMPLOYEE PLAN" --any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by each Acquired Company or any Affiliate (as defined in Section 3.13) for the benefit of any Employee.

        "CONSENT" --any approval, assignment of rights or obligations, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

        "CONTEMPLATED TRANSACTIONS" --all of the transactions contemplated by this Agreement, including:

               (a) the sale of the Acquired Assets by the Company to Buyer and Buyer's acquisition and ownership of the Acquired Assets and exercise of control over the Acquired Assets;

               (b) the execution, delivery, and performance of the Employment Agreements, the Releases and the Escrow Agreement;

               (c) the performance by Buyer, the Company and Shareholders of their respective covenants and obligations under this Agreement.

        "CONTRACT" --any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

        "DAMAGES" --as defined in Section 12.2.

        "DISCLOSURE LETTER" --the disclosure letter delivered by the Company and Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

        "$" and "DOLLARS" --United States dollars.

        "EMPLOYEE" --any current employee, officer, or director of each Acquired Company or any Affiliate.

        "EMPLOYEE AGREEMENT" --each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between each Acquired Company or any Affiliate and any Employee or consultant.

        "EMPLOYMENT AGREEMENTS" --Employment, Confidential Information, Invention Assignment and Arbitration Agreements, which the Buyer has entered into with each of the Key Executives and certain other former key employees or consultants of the Company.

        "ENCUMBRANCE" --any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        "ENVIRONMENTAL LAWS" --as defined in Section 3.19.

        "ERISA" --the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "ESCROW AGENT" --as named in Section 2.5.

        "ESCROW AGREEMENT" --as defined in Section 2.5.

        "ESCROW AMOUNT" --the sum of (x) $1,000,000 being deposited in escrow on behalf of the Parent plus (y) $809,538 being deposited in escrow on behalf of Sadr plus (z) $435,998 being deposited in escrow on behalf of Meshkinpour (plus any interest accrued thereon and less any funds disbursed to any Indemnified Person or Shareholder).

        "EXCLUDED ASSETS" --the following assets, properties and rights of the
Company:

               (a) accounts receivable as of March 31, 1998; and

               (b) bank accounts in the name of Telecom Multimedia Systems, Inc.

        "FACILITIES" --any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

        "GAAP" --generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

        "GOVERNMENTAL AUTHORIZATION " --any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "GOVERNMENTAL BODY" --any:

               (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

               (b) federal, state, local, municipal, foreign, or other government;

               (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

               (d) multi-national organization or body; or

               (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

        "HSR ACT" --the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.20.

        "INTERIM BALANCE SHEET" --as defined in Section 3.4.

        "INTERNATIONAL EMPLOYEE PLAN" --each Company Employee Plan that has been adopted or maintained by each Acquired Company, whether informally or formally, for the benefit of Employees outside the United States.

        "KEY EXECUTIVES" --Ramin Sadr and Farshad Meshkinpour.

        "KNOWLEDGE" --an individual or Person will be deemed to have "Knowledge" of a particular fact or other matter if:

               (a) such individual or Person is actually aware of such fact or other matter; or

               (b) a prudent individual or Person could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of conducting and managing a business enterprise.

        A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

        "LEGAL REQUIREMENT" --any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

        "LIABILITY" --any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "NAMED CONTRACTS" --the License Agreement dated December 1, 1995 by and between Parent and AT&T Corp.; the Patent License Agreement dated March 24, 1996 by and between the Company and Nippon Telegraph and Telephone Corporation; the License Agreement dated June 1, 1996 by and between the Company and France Telecom; and the License Agreement by and between the Company and Sipro Lab Telecom, Inc.

        "NET ACQUISITION AMOUNT" -- $23,765,288.

        "NET ASSUMED OPTION AMOUNT" -- $450,296.

        "OPTIONS" --all options or rights to purchase shares of capital stock of the Company.

        "ORDER" --any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        "ORDINARY COURSE OF BUSINESS" --an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

               (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the operations of such Person; and

               (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

        "ORGANIZATIONAL DOCUMENTS" --(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

        "PERSON" --any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        "PROCEEDING" --any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "RELATED PERSON" --with respect to a particular individual:

               (a) each other member of such individual's Family;

               (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

               (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

               (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

        With respect to a specified Person other than an individual:

               (a) any Person who beneficially owns, directly or indirectly, five percent (5%) of the issued and outstanding equity securities or equity interests in the specified Person;

               (b) any Person who beneficially owns, directly or indirectly, five percent (5%) of voting securities or other voting interests in the specified Person;

               (c) any Person who has the right to designate a director in the specified Person;

               (d) any Person who has the right to appoint the chief executive officer of the specified Person;

               (e) any entity in which a Related Person owns twenty-five percent (25%) or more of the issued and outstanding equity securities or equity interests in such entity;"

               (f) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

               (g) any Person in which such specified Person holds a Material Interest;

               (h) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

               (i) any Related Person of any individual described in clause (b) or (c).

        For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

        "RELEASES" --as defined in Section 2.5.

        "REPRESENTATIVE" --with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

        "SECURITIES ACT" --the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "SHARES" --the issued and outstanding shares of capital stock of the Company.

        "SHARE PURCHASE AGREEMENT" --that certain Share Purchase Agreement to be entered into among Parent, Sadr and Meshkinpour and pursuant to which Parent shall acquire 100% of the Shares immediately prior to the Closing.

        "SUBSIDIARY" --with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

        "TAX" or "TAXES" --includes any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "TAX RETURN" --any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "THREATENED" --a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

 . Subject to the terms and conditions of this Agreement, at the Closing, Buyer will purchase from the Company, and the Company will sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

 . Subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility whatsoever with respect to any other obligation or Liability of the Company not included within the definition of Assumed Liabilities.

 . The aggregate purchase price (the "Purchase Price") for the Shares will be equal to the Net Acquisition Amount.

 . The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. (local time) on the later of (i) May 29, 1998 or (ii) the date that is two business days following the termination of the applicable waiting period under the HSR Act, or at such other time and place as the parties may agree. Subject to the provisions of Section 11, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

 . At the Closing:

               (a) The Company and Shareholders, as applicable, will deliver to
Buyer:

                   (i) signed and executed bills of sale and instruments of
               assignment conveying the Acquired Assets, in each case in form and substance reasonably satisfactory to Buyer and its counsel;
               (ii) releases in the form of Exhibit 2.5(a)(ii) executed by Parent and the Key Executives (collectively, the "Releases");

                   (iii) the Consents to the Named Contracts as set forth in
               Section 5.9(a);

                   (iv) a Stock Option Substitution Agreement (the "Substitution
               Agreement") in the form of Exhibit 2.5(a)(iv) executed by each holder of an Assumed Option;

                   (v) a Cash-Out Option Agreement (the "Cash-Out Agreement") in
               the form of Exhibit 2.5(a)(v) executed by each holder of a Cash-Out Option; and

                   (vi) a certificate executed by the Company and Shareholders representing and warranting to Buyer that the conditions set forth in Sections 7.1 and 7.2 below have been satisfied.

               (b) Buyer will deliver:

                   (i) to the Company, a wire transfer in the aggregate amount of the difference obtained by subtracting the Escrow Amount from the Net Acquisition Amount;

                   (ii) a Substitution Agreement with respect to each holder of an Assumed Option;

                   (iii) a Cash-Out Option Agreement with respect to each holder of a Cash-Out Option; and

                   (iv) to the Company, a certificate executed by Buyer
               representing and warranting that the conditions set forth in Sections 8.1 and 8.2 below have been satisfied.

               (c) Buyer, the Company and Shareholders will enter into an escrow agreement in the form of Exhibit 2.4(c) (the "Escrow Agreement") with a bank reasonably acceptable to Buyer and Parent (the "Escrow Agent"), and Buyer will deposit the Escrow Amount with the Escrow Agent.

               (d) Buyer will make bonus payments in the aggregate amount of $80,000 to the following Employees: Mike Collender, Roland Bevan and Matt Thompson.

               (e) Parent and Buyer will enter into the Product Supply Agreement in the form of Exhibit 2.5(e)(i) (the "Product Supply Agreement") and Parent, Buyer and the Company will enter into Amendment No. 1 to License Agreement in the form of Exhibit 2.5(e)(ii) (the "License Agreement").

 .

               (a) At the Closing, Buyer and each holder of an Option named on Schedule A to the Substitution Agreement who is an employee or consultant of the Company as of the Closing will deliver a Substitution Agreement pursuant to which each Option held by such holder will be terminated and exchanged for an option to purchase the number of shares of Buyer Common Stock as is set forth opposite the name of each such holder on Schedule A to the form of Substitution Agreement, at an exercise price as is set forth on said Schedule A.

               (b) At the Closing, in full satisfaction of the obligation of the Company and Buyer pursuant to the Cash-Out Options, Buyer will pay to each holder of a Cash-Out Option an amount of cash equal to the product of the number of shares subject to the holder's Cash-Out Option multiplied by a fraction, (x) the numerator of which is the Cash-Out Option Amount and (y) the denominator of which is the number of shares of capital stock of the Company subject to all Cash-Out Options.

 . The Company, Buyer and Parent agree to allocate the Purchase Price for the Acquired Assets for all tax and accounting purposes in accordance with the allocation formula set forth on Exhibit 2.7 hereto. The Company and Parent agree not to file any Tax Return reflecting such allocation during the sixty (60) day period following the Closing Date.

 . Personal ad valorem property taxes attributable to the Acquired Assets for any taxable period which includes the Closing Date shall be apportioned at the Closing on a pro rata basis.

 . The Company and each Shareholder jointly and severally (except for the representations and warranties contained in Section 3.11 which are being made solely by the Company and Parent) represent and warrant to Buyer as follows:

 .

               (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and Option holder and the number of shares held by each and the number of shares subject to Options held by each). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the Acquired Assets and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

               (b) The Company has delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.

 .

               (a) This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing equitable remedies. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

               (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                   (i) contravene, conflict with, or result in a violation of
               (A) any provision of the Organizational Documents of Shareholders or the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of Parent or any Acquired Company;

                   (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Shareholders, or any of the Acquired Assets, may be subject;

                   (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the Acquired Assets;

                   (iv) cause any of the Acquired Assets to be reassessed or
               revalued by any taxing authority or other Governmental Body;

                   (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                   (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets.

        Except (i) as set forth in Part 3.2 of the Disclosure Letter and (ii) for the consents to be obtained by the Company prior to the Closing Date for the assignment to the Buyer of the Named Contracts pursuant to Sections 5.9(a) and
7.3 hereof, neither any Shareholder nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

 . The authorized equity securities of the Company consist of 5,000,000 shares of common stock, no par value per share, of which 4,148,574 shares are issued and outstanding and 600,786 shares of Series A Preferred Stock, no par value per share, all of which shares are issued and outstanding. Except as set forth in
Part 3.3 of the Disclosure Letter, Parent is and will be on the Closing Date the record and beneficial owner and holder of all of the Shares, free and clear of all Encumbrances. With the exception of the Shares and except as set forth in
Part 3.3 of the Disclosure Letter, all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, and legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in
Part 3.3 of the Disclosure Letter, there are no Options or other Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. All outstanding Options have an exercise price of $1.00 per share, which price represented the fair market value of such Options as of the date on which they were granted. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement, and all issued and outstanding securities or other securities of any Acquired Company have been accounted for in accordance with GAAP. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

 . The Company has delivered to Buyer: (a) a consolidated balance sheet of Parent at December 31, 1997 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of KPMG Peat Marwick LLP, independent certified public accountants, and (b) an unaudited consolidated balance sheet of the Acquired Companies at March 31, 1998 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income for the three months then ended. Such financial statements and notes fairly present the financial condition and the results of operations of the Acquired Companies as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet with respect to the Acquired Companies); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired
Companies are required by GAAP to be included in the consolidated financial statements of the Company.

 . The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporate actions taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

 . Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Except as set forth in Part 3.6 of the Disclosure Letter, the Acquired Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet (to the extent reflected thereon as being the Company's assets) and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part
3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet as being owned by an Acquired Company and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), which were subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part
3.6 of the Disclosure Letter. Except as set forth in Part 3.6 of the Disclosure Letter, the Acquired Assets reflected in the Balance Sheet (to the extent reflected thereon as being the Company's assets) and the Interim Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet (to the extent reflected thereon as being the Company's assets) or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, (d) easements (including unrecorded easements), covenants, rights-of-way or other Encumbrances or restrictions relating to real property and (e) zoning, building or other real property use restrictions, none of which items set forth in clauses (a) through
(e) above, individually or in the aggregate, materially impair the continued use, value and operation of the Acquired Assets used in the businesses of the Acquired Companies, as presently conducted or proposed to be conducted.

 . Except as set forth in Part 3.7 in the Disclosure Letter, the Acquired Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by the Acquired Companies in the conduct of their businesses and are sufficient for the continued conduct of the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

 . All accounts receivable from and after the date of the Interim Balance Sheet as reflected on the accounting records of the Acquired Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a materially greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable is or will be collectible without any set-off. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

 . All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.

 . Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) Liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet, (b) current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and (c) Liabilities not expressly assumed pursuant to Section 2.2.

 . To the extent the failure to do so would adversely affect the Company's and Shareholders' ability to deliver free and clear title to the Acquired Assets or Buyer's right to hold, own or use the Acquired Assets, Parent has filed within the time period for filing or any extension granted with respect thereto all federal, state, local, foreign and other returns, estimates and reports ("Returns") which it is required to file relating or pertaining to any and all Taxes attributable to, levied or imposed upon, or incurred in connection with the Acquired Assets or the Employees and each portion of any Tax Return pertaining or related to the Acquired Assets or the Employees is true and correct and has been completed in accordance with applicable law. Parent has paid all Taxes relating to all the Acquired Assets and has withheld with respect to its employees and paid to the appropriate taxing authority all federal, state and local income taxes, FICA, FUTA and any other Taxes required to be withheld with respect to the Acquired Assets or the Employees. There are (and immediately following the Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes.

 . Since the date of the Balance Sheet, no event has occurred and no circumstance exists (including any transaction occurring between Company and any Shareholder) that has resulted in any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and to Shareholders' and the Company's Knowledge, no event has occurred or, except as set forth in Part 3.12 of the Disclosure Letter, circumstance exists (including any transaction occurring between the Company and any Shareholder) that is reasonably likely to result in such a material adverse change.

 .

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.13(a)(i) below (which definition shall apply only to this Section 3.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                   (i) "AFFILIATE" shall mean any other person or entity under common control with any Acquired Company within the meaning of
               Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                   (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by any Acquired Company or any Affiliate for the benefit of any Employee;

                   (iii) "COBRA" shall mean the Consolidated Omnibus Budget
               Reconciliation Act of 1985, as amended;

                   (iv) "DOL" shall mean the United States Department of Labor;

                   (v) "EMPLOYEE" shall mean any current, former, or retired
               employee, officer, or director of any Acquired Company or any Affiliate;

                   (vi) "EMPLOYEE AGREEMENT" shall mean each management,
               employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between any Acquired Company or any Affiliate and any Employee or consultant;

                   (vii) "ERISA" shall mean the Employee Retirement Income
               Security Act of 1974, as amended;

                   (viii) "FMLA" shall mean the Family Medical Leave Act of
               1993, as amended;

                   (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Acquired
               Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

                   (x) "IRS" shall mean the Internal Revenue Service;

                   (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in
               Section 3(37) of ERISA;

                   (xii) "PBGC" shall mean the Pension Benefit Guaranty
               Corporation; and

                   (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Part 3.13(b) of the Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each material Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agree-ment (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. The Company has provided or made available to
Buyer: (i) correct and complete copies of all documents embodying to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Com-pany Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) representative forms used for COBRA notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

               (d) Employee Plan Compliance. Except as set forth in Part 3.13(d) of the Disclosure Letter, (i) each Acquired Company has performed all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, sta-tutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable U.S. Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no Proceedings pending, or, to the Knowledge of Shareholders or any of the Acquired Companies, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or Proceedings pending or, to the Knowledge of Shareholders or any of the Acquired Companies, Threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plans. Each Acquired Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has any Acquired Company contributed to or been requested to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and none of the Acquired Companies has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

               (h) No Acquired Company nor any Affiliate has, prior to the Closing, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction

                   (i) Except as set forth in Part 3.13(i) of the Disclosure
               Letter, the execution of this Agreement and the consummation of the transactions contem-plated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or other-wise), acceleration, forgiveness of indebtedness, vesting, distri-bution, increase in benefits or obligation to fund benefits with respect to any Employee.

                   (ii) No payment or benefit which will or may be made by any
               Acquired Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

               (j) Employment Matters. Except as set forth in Part 3.13(j) of the Disclosure Letter, each Acquired Company: (i) is in compli-ance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Knowledge of Shareholders and the Acquired Companies, Threatened or reasonably anticipated claims or actions against any Acquired Company of discrimination or harassment, under any worker's compensation policy or long-term disability policy or otherwise. To the Knowledge of Shareholders or any of the Acquired Companies, no Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by an Acquired Company and disclosing to the Acquired Company or using trade secrets or proprietary information of any other person or entity.

               (k) Labor. No work stoppage or labor strike against any Acquired Company is pending, or, to the Knowledge of Shareholders and the Acquired Companies, Threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Shareholders and the Acquired Companies, Threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to any Acquired Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No Acquired Company is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agree-ment or union contract with respect to Employees and no collective bargaining agreement is being negotiated by any Acquired Company.

               (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent any Acquired Company or Buyer from terminating or amending any International Employee Plan at any time for any reason.

 .

               (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                   (i) each Acquired Company is, and at all times since its
               inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of the Acquired Assets;

                   (ii) to the Knowledge of Shareholders and the Acquired
               Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) is reasonably likely to constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) is reasonably likely to give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                   (iii) no Acquired Company has received, at any time since its inception, any notice or other communication (whether written or, to the Knowledge of Shareholders and the Acquired Companies,
               oral) from any Governmental Body or any other Person regarding
               (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the Acquired Assets. Each Governmental Authorization listed or required to be listed in Part
3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                   (i) each Acquired Company is, and at all times since
               inception has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                   (ii) to the Knowledge of Shareholders and the Acquired
               Companies, no event has occurred or circumstance exists that is reasonably likely to (with or without notice or lapse of time)
               (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
               Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
               Part 3.14 of the Disclosure Letter;

                   (iii) no Acquired Company has received, at any time since
               inception, any notice or other communication (whether written or, to the Knowledge of Shareholders and the Acquired Companies,
               oral) from any Governmental Body or any other Person regarding
               (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                   (iv) all applications required to have been filed for the
               renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

        The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use the Acquired Assets in the manner in which they currently own and use such Acquired Assets. .

               (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                   (i) that has been commenced by or against any Acquired
               Company or, to the Knowledge of Shareholders and the Acquired Companies, that otherwise relates to the business of, or any of the Acquired Assets; or

                   (ii) to the Knowledge of Shareholders and the Acquired
               Companies, that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

        To the Knowledge of Shareholders and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Company has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part
3.15 of the Disclosure Letter.

               (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                   (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;

                   (ii) no Shareholder is subject to any Order that relates to the business of, or any of the Acquired Assets; and

                   (iii) to the Knowledge of Shareholders and the Acquired
               Companies, no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

               (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                   (i) each Acquired Company is, and at all times since
               inception has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the Acquired Assets, is or has been subject;

                   (ii) to the Knowledge of Shareholders and the Acquired
               Companies, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the Acquired Assets, is subject; and

                   (iii) to the Knowledge of Shareholders and the Acquired
               Companies, no Acquired Company has received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the Acquired Assets, is or has been subject.

 . Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

               (a) change in any Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

               (b) amendment to the Organizational Documents of any Acquired Company;

               (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee or prospective employee;

               (d) adoption of, or increase in the payments to or benefits under, modification or termination of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

               (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;

               (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or

(ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $10,000;

               (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, assignment, or other disposition of any asset or property (tangible or intangible) of any Acquired Company or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property (tangible or intangible) of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

               (h) cancellation, compromise, waiver or release of any claims or rights with a value to any Acquired Company in excess of $10,000;

               (i) capital expenditure (or series of related capital expenditures) involving more than $10,000 singly or $20,000 in the aggregate;

               (j) capital investment in, loan to, or acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) relating to the Acquired Assets;

               (k) issuance of any note, bond, or other debt security or other creation, incurrence, assumption or guarantee of any indebtedness for borrowed money or capitalized lease obligation;

               (l) delay or postponement of the payment of accounts payable and other Liabilities outside the Ordinary Course of business;

               (m) material change in the accounting methods used by any Acquired Company;

               (n) grant of any license or sublicense of any rights by any Acquired Company under or with respect to any Intellectual Property;

               (o) pledge by any Acquired Company to make any charitable or other capital contribution outside the Ordinary Course of Business;

               (p) occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Acquired Companies; or

               (q) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

 .

               (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and the Company has delivered to Buyer true and complete copies, of:

                   (i) each Applicable Contract that involves performance of
               services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000;

                   (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000;

                   (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $50,000;

                   (iv) each lease, rental or occupancy agreement, license,
               installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                   (v) each licensing agreement or other Applicable Contract
               with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                   (vi) each collective bargaining agreement and other
               Applicable Contract to or with any labor union or other employee representative of a group of employees;

                   (vii) each joint venture, partnership, and other Applicable
               Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

                   (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

                   (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                   (x) each power of attorney granted by an Acquired Company, or by any officer or director of an Acquired Company, that is currently effective and outstanding;

                   (xi) each Applicable Contract entered into other than in the
               Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;

                   (xii) each Applicable Contract for capital expenditures in excess of $50,000;

                   (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

                   (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

               (b) Except as set forth in Part 3.17(b) of the Disclosure Letter, no Shareholder (and no Related Person of any Shareholder) possesses or may acquire any right under, or has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company.

               (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Applicable Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing equitable remedies.

               (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

                   (i) each Acquired Company is, and at all times since its
               inception has been, in compliance with all applicable terms and requirements of each Applicable Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the Acquired Assets is or was bound;

                   (ii) to the Knowledge of Shareholders and the Acquired
               Companies, each other Person that has or had any obligation or liability under any Applicable Contract under which an Acquired Company has or had any rights is, and at all times since its inception has been, in compliance with all applicable terms and requirements of such Applicable Contract;

                   (iii) to the Knowledge of Shareholders and the Acquired
               Companies, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                   (iv) no Acquired Company has given to or received from any other Person, at any time since inception, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

               (e) Except as disclosed in Part 3.17(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Applicable Contracts with any Person and no such Person has made written demand to Shareholders or any Acquired Company for such renegotiation.

 .

               (a) The Company has delivered or made available to Buyer:

                   (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, with respect to his or her capacity as a director, is or has been covered at any time within the two years preceding the date of this Agreement; and

                   (ii) true and complete copies of all pending applications for policies of insurance.

               (b) Part 3.18(b) of the Disclosure Letter describes:

                   (i) any self-insurance arrangement by or affecting any
               Acquired Company, including any reserves established thereunder; and

                   (ii) all obligations of the Acquired Companies to third
               parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

               (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the two preceding policy years, with respect to the Company only:

                   (i) a summary of the loss experience under each policy;

                   (ii) a statement describing each claim under an insurance
               policy for an amount in excess of $10,000, which sets forth:

                         (A) the name of the claimant;

                         (B) a description of the policy by insurer, type of
                   insurance, and period of coverage; and

                         (C) the amount and a brief description of the claim;
                   and

                   (iii) a statement describing the loss experience for all
               claims that were self-insured, including the number and aggregate cost of such claims.

               (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

                   (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any director or officer of an Acquired Company:

                         (A) to the Knowledge of Shareholders and the Acquired
                   Companies are valid, outstanding, and enforceable;

                         (B) are sufficient for compliance with all Legal
                   Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;

                         (C) will continue in full force and effect following
                   the consummation of the Contemplated Transactions; and

                         (D) do not provide for any retrospective premium
                   adjustment or other experienced-based liability on the part of any Acquired Company.

                   (ii) No Shareholder and no Acquired Company has received (A)
               any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                   (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.

                   (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

 . Except as set forth in part 3.19 of the Disclosure Letter:

               (a) There are no claims, actions, suits, permit revocations, requests for information, investigations, orders or other proceedings asserted by third parties or governmental agencies ("Claim") involving the Acquired Companies which arise under any U.S. or foreign laws, rules, regulations, ordinances or policies relating to the protection of the environment or human health, safety and welfare or reproductive capacity ("Environmental Laws"). Neither the Acquired Companies nor Shareholders have received any notice of any pending Claim against the Acquired Companies relating to violations of Environmental Laws by the Acquired Companies. Neither the Acquired Companies nor Shareholders have any Knowledge of any fact or circumstance that it is reasonably foreseeable that would give rise to a Claim, or any intent to commence any other or additional investigations or proceedings against the Acquired Companies regarding violations or alleged violations of Environmental Laws.

               (b) The Acquired Companies have not transported, used, stored, manufactured, released, disposed of or exposed employees who have worked at the Acquired Companies to any material which is regulated by any governmental authority because it is toxic, radioactive or otherwise a danger to health and the environment in violation of any Environmental Laws.

               (c) There are and have been no citations or decisions by any Governmental Body that any product manufactured, marketed or distributed at any time by the Acquired Companies ("Product") is defective or fails to meet any standards promulgated by any such governmental or regulatory body. Neither the Acquired Companies nor Shareholders have Knowledge of any proceeding now pending or Threatened which may result in such citation or decision. There are no existing or Threatened claims against the Acquired Companies for services or merchandise which are defective or fail to meet any service or product warranties or any defects or problems which, if discovered by a third party, would support such a claim. No claim has been asserted against the Acquired Companies for renegotiation or price redetermination of any business transaction, and other than concessions in the Ordinary Course of Business, to the Knowledge of Shareholders and the Acquired Companies, there are no facts upon which any such claim could be based. To the Knowledge of Shareholders and the Acquired Company, there is no fact relating to any Product that may impose upon the Acquired Companies a duty to warn customers of a defect in any Product, or latent or overt defect in any Product which has been or is being distributed by the Acquired Companies, which is likely to result in claims for breach of warranty with respect to such Products in excess of the warranty reserve reflected in the Financial Statements or to be reflected in the Balance Sheet. For purposes of the foregoing, with respect to a software product, a "defect" shall include, without limitation, any characteristic of the product which may, when the product is used with the computer and operating system with which the product is used, result in material undesired errors in processing or output, cessation of system function, or loss of or damage to data, whether during the operation of the product or during the operation of another program as a result of effects caused by the product.

 .

               (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

                   (i) the name Telecom Multimedia Systems, Inc., all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications in which the Acquired Companies have an ownership interest or that are being used by the Acquired Companies in connection with their business as currently conducted (collectively, "Marks");

                   (ii) all patents, patent applications, and inventions and
               discoveries that may be patentable in which the Acquired Companies have an ownership interest or that are being used by the Acquired Companies in connection with their business as currently conducted (collectively, "Patents");

                   (iii) all copyrights in both published works and unpublished works in which the Acquired Companies have an ownership interest or that are being used by the Acquired Companies in connection with their business as currently conducted (collectively, "Copyrights");

                   (iv) all rights in mask works in which the Acquired Companies have an ownership interest or that are being used by the Acquired Companies in connection with their business as currently conducted (collectively, "Rights in Mask Works"); and

                   (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, used, or licensed by any Acquired Company as licensee or licensor.

               (b) Agreements--Part 3.20(b) of the Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $15,000 under which an Acquired Company is the licensee. There are no outstanding and, to Shareholders' and the Acquired Companies' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

               (c) Know-How Necessary for the Business

                   (i) Except as set forth in Part 3.20 of the Disclosure
               Letter, the Intellectual Property Assets are all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. Except as set forth in Part 3.20(c) of the Disclosure Letter and for Intellectual Property Assets licensed to the Acquired Companies as described in Part 3.20(b) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                   (ii) Except as set forth in Part 3.20(c) of the Disclosure
               Letter, the Acquired Companies have received written Contracts that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company developed by former or current employees during any such employee's employment with the Acquired Companies. To the Knowledge of Shareholders and the Acquired Companies, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

               (d) Patents

                   (i) Part 3.20(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. Except as set forth in Part 3.20(d) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, Encumbrances, entities, and other adverse claims or has the right to use such Patents pursuant to a Contract set forth in Part 3.20(b) of the Disclosure Letter.

                   (ii) Except as set forth in Part 3.20 of the Disclosure
               Letter, all of the issued Patents owned by any Acquired Company are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                   (iii) Except as set forth in Part 3.20 of the Disclosure
               Letter, to the Knowledge of Shareholders and the Acquired Companies, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. Except as set forth in Part 3.20(d) of the Disclosure Letter, to Shareholders' and the Acquired Companies' Knowledge, there is no potentially interfering patent or patent application of any third party.

                   (iv) Except as set forth in Part 3.20 of the Disclosure
               Letter, to Shareholders' and the Acquired Companies' Knowledge, no Patent is infringed or has been challenged or Threatened in any way. Except as set forth in Part 3.20 of the Disclosure Letter, none of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                   (v) Except as set forth in Part 3.20 of the Disclosure
               Letter, all products made, used, or sold under the Patents have been marked with the proper patent notice.

               (e) Trademarks

                   (i) Part 3.20(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. Except as set forth in Part 3.20 of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims or has the right to use such Marks pursuant to a Contract set forth in Part 3.20(b) of the Disclosure Letter.

                   (ii) Except as set forth in Part 3.20 of the Disclosure
               Letter, all Marks owned by any Acquired Company that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                   (iii) Except as set forth in Part 3.20 of the Disclosure
               Letter, to the Knowledge of Shareholders and the Acquired Companies, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Shareholders' and the Acquired Companies' Knowledge, no such action is Threatened with the respect to any of the Marks.

                   (iv) Except as set forth in Part 3.20 of the Disclosure
               Letter, to Shareholders' and the Acquired Companies' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                   (v) Except as set forth in Part 3.20 of the Disclosure
               Letter, to Shareholders' and the Acquired Companies' Knowledge, no Mark is infringed or has been challenged or threatened in any way. Except as set forth in Part 3.20 of the Disclosure Letter, none of the Marks used by any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                   (vi) Except as set forth in Part 3.20 of the Disclosure
               Letter, all products and materials containing a Mark bear the proper federal registration notice where permitted by law.

               (f) Copyrights

                   (i) Part 3.20(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. Except as set forth in Part 3.20(f) of the Disclosure Letter, one or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, Encumbrances, equities, and other adverse claims or has the right to use such Copyright pursuant to a Contract set forth in Part 3.20(b) of the Disclosure Letter.

                   (ii) Except as set forth in Part 3.20 of the Disclosure
               Letter, all the Copyrights owned by any Acquired Company are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                   (iii) Except as set forth in Part 3.20 of the Disclosure
               Letter, to Shareholders' and the Acquired Companies' Knowledge, no Copyright is infringed or has been challenged or Threatened in any way. Except as set forth in Part 3.20 of the Disclosure Letter, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                   (iv) Except as set forth in Part 3.20 of the Disclosure
               Letter, all works encompassed by the Copyrights have been marked with the proper copyright notice to the extent required by applicable law in order to protect the rights of the Acquired Companies pursuant to such Copyrights.

               (g) Trade Secrets

                   (i) With respect to each Trade Secret, the documentation
               relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                   (ii) Shareholders and the Acquired Companies have taken all reasonable and customary precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                   (iii) Except as set forth in Part 3.20 of the Disclosure
               Letter, one or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. Except as set forth in Part 3.20 of the Disclosure Letter, the Trade Secrets are not part of the public knowledge or literature, and, to Shareholders' and the Acquired Companies' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of Shareholders and the Acquired Companies, Threatened in any way.

 . Since its inception, to the Knowledge of Shareholders and the Acquired Companies, no Acquired Company or director, officer, agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

 . Except as set forth in Part 3.22 of the Disclosure Letter, none of the Acquired Companies has any accrued, contingent or other liabilities of any nature, either matured or unmatured, relating to costs associated with insuring that the computer systems, or any software utilized by the Acquired Companies or other components of the Acquired Companies' information technology infrastructure are Year 2000-compliant (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Interim Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Acquired Companies since the date of the Interim Balance Sheet in the Ordinary Course of Business and consistent with past practices.

 .

               (a) No representation or warranty of the Company or Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

               (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

 . Except as set forth in Part 3.24 of the Disclosure Letter, no Shareholder, Related Person of Shareholder, or of any Acquired Company has, or since the Company's inception has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. Neither any Shareholder nor, to the Knowledge of Shareholders and the Acquired Companies, any Related Person of any Shareholder or of any Acquired Company is, or since the Company's inception has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired

Company, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company. Except as set forth in Part 3.24 of the Disclosure Letter, neither any Shareholder nor, to the Knowledge of Shareholders and the Acquired Companies, any Related Person of Shareholder or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.

 . Except as set forth in Part 3.25 of the Disclosure Letter, none of the Company, any Shareholder or any of its or their agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

 . Part 3.26(i) of the Disclosure Letter lists the current customers, distributors and agents, from inception until the date of this Agreement, of the products manufactured and services performed by or for the Acquired Companies, and Part 3.26(ii) lists the current suppliers, from the date of inception until the date of this Agreement, of the products and services material to the businesses of the Acquired Companies. Except as set forth in Part 3.26(i) or 3.26(ii), neither Shareholders nor any of the Acquired Companies has, (based on Shareholders' or the Acquired Companies' commercial dealings therewith), received any notice of, and knows of no reasonable basis for, any development which as a result of such dealings threatens to affect adversely its existing or future arrangements with the foregoing suppliers and customers.

 . True and complete copies of all documents referred to in the Agreement (including without limitation this section) have been furnished, or made available, to Buyer by the Company, Shareholder or the Acquired Companies.

 . In addition to the representations and warranties set forth in Section 3 hereof, each Shareholder (unless otherwise indicated) severally represents and warrants to Buyer as follows:

 . This Agreement constitutes the legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing equitable remedies. Upon the execution and delivery by such Shareholder of the Escrow Agreement and the Release (the "Shareholders' Closing Documents"), the Shareholders' Closing Documents will constitute the legal valid and binding obligations of such Shareholder, if applicable, enforceable against Shareholders in accordance with their respective terms, except as enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing equitable remedies. In addition, upon the execution and delivery by Parent of the product Supply Agreement and Amendment No. 1 to License Agreement (the "Parent's Closing Documents"), the Parent's Closing Documents will constitute the legal and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing equitable remedies.

 . Each Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Shareholders' Closing Documents and to perform his or its obligations pursuant to this Agreement and the Shareholders' Closing Documents. In addition,

Parent has the absolute and unrestricted right, power, authority and capacity to execute the Parent's Closing Documents and to perform its obligations pursuant to the Parent's Closing Documents.

 . Buyer represents and warrants to the Company and Shareholders as follows:

 . Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

 .

               (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Employment Agreements, the Product Supply Agreement and the License Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing equitable remedies. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

               (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                   (i) any provision of Buyer's Organizational Documents;

                   (ii) any resolution adopted by the board of directors or the stockholders of Buyer; or

                   (iii) any Legal Requirement or Order to which Buyer may be subject.

        Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

 . The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer Common Stock. At the close of business on March 31, 1998, _____ shares of Buyer Common Stock were outstanding, and ______ shares of Buyer Common Stock were issuable upon the exercise of outstanding stock options and warrants. As of March 31, 1998, an aggregate of ____ shares of Buyer Common Stock were available for future issuance pursuant to Buyer's stock option plans. No shares of Buyer Common Stock are held by Buyer in its treasury, and no shares of Buyer Preferred Stock were outstanding. All the outstanding shares of Buyer Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights.

 . There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

 . Buyer has furnished the Company with a true and complete copy of each form, statement, annual, quarterly and other report, registration statement (including exhibits and amendments) and definitive proxy statement filed by Buyer with the U.S. Securities and Exchange Commission ("SEC") since December 31, 1996 (the "Buyer SEC Documents"), which are all the documents (other than preliminary material) that Buyer was required to file with the SEC since such date. As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Since the filing of the most recent Quarterly Report on Form 10-Q included in the Buyer SEC Documents, none of Buyer's organizational documents has been amended or modified.

 . Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Shareholders harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

 .

 . Between the date of this Agreement and the Closing Date, the Company and Parent will, and will cause each Acquired Company and its Representatives to, and each of Messrs. Sadr and Meshkinpour will, and will use their respective Best Efforts to cause each Acquired Company and its Representatives to, (a) afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

 . Between the date of this Agreement and the Closing Date, the Company and Parent will, and will cause each Acquired Company and its Representatives to, and each of Messrs. Sadr and Meshkinpour will, and will use their respective Best Efforts to cause each Acquired Company and its Representatives to:

               (a) conduct the business of such Acquired Company only in the Ordinary Course of Business;

               (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;

               (c) not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Acquired Assets, except in the Ordinary Course of Business consistent with prior practice;

               (d) except for the transactions to be effected pursuant to the Share Purchase Agreement, not declare or pay any dividends or agree to make any other distribution with respect to any shares of the Company's capital stock;

               (e) not alter or modify the Company's policies, practices or procedures with respect to the origination and collection of accounts receivable or the origination and payment of accounts payable (it being represented that such policies, practices and procedures will have been in effect for at least 180 days prior to the Closing Date and it being understood that the Company will maintain normal pricing, payment and other terms with its customers and suppliers during such period);

               (f) confer with Buyer concerning operational matters of a material nature; and

               (g) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

 . Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company and Parent will not, and will cause each Acquired Company and its Representatives not to, and each of Messrs. Sadr and Meshkinpour will not, and will use their respective Best Efforts to cause each Acquired Company and its Representatives not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

 . As promptly as practicable after the date of this Agreement, the Company and Parent will, and will cause each Acquired Company and its Representatives to, and each of Messrs. Sadr and Meshkinpour will, and will use their respective Best Efforts to cause each Acquired Company and its Representatives to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company and Parent will, and will cause each Acquired Company and its Representatives to, and each of Messrs. Sadr and Meshkinpour will, and will use their respective Best Efforts to cause each Acquired Company and its Representatives to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

 . Between the date of this Agreement and the Closing Date, each of the Company and Shareholders will promptly notify Buyer in writing if the Company, Shareholders or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company and Shareholders' representations and warranties as of the date of this Agreement, or if the Company, Shareholders or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company and Shareholders will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, the Company and Shareholders will promptly notify Buyer of the occurrence of any Breach of any covenant of the Company or Shareholders in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

 . Until such time, if any, as this Agreement is terminated pursuant to Section 11, Parent will not, and will cause each Acquired Company and their Representatives not to, and each of Messrs. Sadr and Meshkinpour will not, and will use their respective Best Efforts to cause each Acquired Company and its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

 . The Company and Parent shall comply in all respects, and provide Buyer all information required to comply with the provisions of any so-called "bulk sales law" of any relevant jurisdiction in connection with the sale of the Acquired Assets to Buyer.

 .

               (a) The Company shall, and Parent shall cause the Company and its Representatives to, at Shareholders' cost and expense, obtain prior to the Closing any and all Consents necessary for the valid and binding assignment of the Named Contracts to Buyer. All such Consents will be in writing and in form and substance reasonably satisfactory to Buyer (including without limitation economic terms and conditions that are no less favorable to Buyer than currently exist for the Company), and executed counterparts thereof will be delivered to Buyer no later than the Closing.

               (b) Subject to the provisions of Section 5.9(a) above, to the extent that the assignment or sublease of any Assumed Contract requires the consent of a third party, this Agreement shall not constitute an agreement to assign or sublease the same if an attempted assignment or sublease thereof, without the Consent of a third party thereto, would constitute a breach thereof, but each Shareholder and the Company shall use its Best Efforts to obtain the consent of such other parties to all such contracts to the assignment or sublease thereof to Buyer prior to the Closing Date; if such Consent is not obtained or is obtainable only upon payment by

Buyer of amounts not otherwise required to be paid under the terms of such contract, Shareholders and the Company will cooperate with Buyer in any reasonable arrangement which is designed to provide for Buyer the benefits under any such Assumed Contract including enforcement for the benefit of Buyer at the sole expense of Buyer, of any and all rights of the Company against any third party thereto arising out of the failure or refusal of such third party to consent to such assignment or sublease.

 . Between the date of this Agreement and the Closing Date, the Company and Shareholders will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

 .

 . As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with the Company and Parent with respect to all filings that the Company and Parent are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company and Parent in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

 . Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

 . Buyer will, within three (3) business days of the filing thereof, deliver to the Company a true and correct copy of all forms, statements, annual, quarterly and other reports, registration statements and definitive proxy statements filed by Buyer with the SEC after the date of this Agreement and prior to the Closing Date.

 . Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Buyer will not, without the prior consent of the Company, (a) amend or repeal any of its Organizational Documents, (b) declare or pay any dividend or make any other distribution or payment in respect of its capital stock or (c) issue shares of Buyer Common Stock except (i) upon the exercise of stock options outstanding on the date hereof or granted after the date hereof pursuant to stock plans in effect on the date hereof, (ii) pursuant to Buyer's employee stock purchase plan or (iii) at a price equal to the fair value of such Common Stock on the date of issuance.

 . To the extent the Company has paid any liabilities reflected on the Interim Balance Sheet or any liabilities incurred in the Ordinary Course of Business thereafter with the prior written consent of Buyer, then Buyer shall reimburse the Company after the Closing for such amounts as soon as reasonably practicable after demand by the Company.

               6.6 Accounts Receivable. After the Closing, Buyer will use its reasonable commercial efforts with respect to the collection of the Accounts Receivable as of the Interim Balance Sheet.

 . After the Closing, Buyer will use its Best Efforts to resolve amicably the Allied matter disclosed in part 3.15 of the Disclosure Letter, including providing reasonable customer support to Allied.

 . Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

 .

               (a) All of the Company's and Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true and correct in all material respects as of the date of this Agreement, and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, except in such cases where the failure to be so true and correct does not have a material adverse effect on the Acquired Companies, taken as a whole.

               (b) Each of the Company's and Shareholders' representations and warranties in Section 3.12 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

 .

               (a) All of the covenants and obligations that the Company and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

               (b) Each document required to be delivered by the Company or Shareholders pursuant to Section 2.5 must have been delivered by the Company or Shareholders, as applicable, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all material respects.

 . Each of the Consents required to fully and validly assign the Named Contracts to Buyer shall have been obtained and shall be in full force and effect.

 . Each of the following documents must have been delivered to Buyer:

               (a) an opinion of Stradling Yocca Carlson & Rauth, A Professional Corporation, dated the Closing Date, in substantially the form of Exhibit 7.4(a) and reasonably satisfactory to Buyer;

               (b) an opinion of Arter & Hadden LLP, dated the Closing Date, in substantially the form of Exhibit 7.4(b) and reasonably satisfactory to Buyer;

               (c) Parent and the Company shall have delivered to Buyer bills of sale conveying the Acquired Assets, in each case in form and substance reasonably satisfactory to Buyer and its counsel; and

               (d) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any of the Company's and Shareholders' representations and warranties, (iii) evidencing the performance by the Company and any Shareholder of the Company of, or the compliance by the Company and any Shareholder with, any covenant or obligation required to be performed or complied with by the Company or such Shareholder, (iv) evidencing the satisfaction of any condition referred to in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

 . Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

 . There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

 . Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published by or before any Governmental Body.

 . The Share Purchase Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified. The transactions contemplated by the Share Purchase Agreement shall have been consummated immediately prior to the Closing.

 . The Company's and Shareholders' obligation to sell the Acquired Assets and to take the other actions required to be taken by Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholders, in whole or in part):

 . All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except in such cases where the failure to be so true and correct does not have a material adverse effect on Buyer.

 .

               (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

               (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.5 and must have made the cash payments required to be made by Buyer pursuant to Section 2.5(b)(i) .

 . Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

 . Buyer must have caused the following documents to be delivered to
Shareholders:

               (a) an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, dated the Closing Date, in the form of Exhibit 8.4(a); and

               (b) such other documents as Shareholders may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

 . Since the date of this Agreement, there must not have been commenced or Threatened against Shareholders, or against any Person affiliated with Shareholders, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

 . Neither the consummation or the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene or conflict, result in a material violation of, or cause Shareholders to suffer any material adverse consequences under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published by or before any Governmental Body.

 .

               (a) Parent understands that Buyer shall be entitled to protect and preserve the going concern value of the business (as presently conducted) related to the Acquired Assets (including Internet Protocol ("IP") business communication products such as IP PBXs, IP ACD systems and IP wired telephones) (the "Buyer's Business") to the extent permitted by law and that Buyer would not have entered into this Agreement absent the provisions of this Section 10. Parent agrees that neither it nor any of its affiliates or Subsidiaries will (i) prior to the fourth anniversary of the Closing Date, use the Licensed Technology (defined below) to engage in any business competing with the Buyer's Business,
(ii) prior to the fourth anniversary of the Closing Date, directly or indirectly induce any employee of Buyer or any Subsidiary of Buyer to leave such employ, or to accept any other position of employment or assist any other Person in hiring such employee and (iii) at any time communicate or divulge to any Person other than Buyer any secret or confidential information, knowledge or data related to the Acquired Assets or the Buyer's Business, all of which it agrees to hold in a fiduciary capacity for the benefit of Buyer. For the purposes of this Section 10(a) and Section 10(b), the phrase "directly or indirectly engage in" shall include having a direct or indirect ownership interest (other than ownership of less than 5% of the outstanding voting securities of a Person who has voting securities registered under Section 12 of the Exchange Act) in any Person which engages in the business in question. In addition, for the purposes of this
Section 10(a), "Licensed Technology" means the technology licensed by Buyer to Parent pursuant to that certain Amendment No.1 to License Agreement of even date herewith between Buyer and Parent.

               (b) Buyer understands that Parent shall be entitled to protect and preserve the going concern value of its business to the extent permitted by law and that Parent would not have entered into this Agreement absent the provisions of this Section 10. Buyer agrees that neither it nor any of its affiliates or Subsidiaries will (i) prior to the fourth anniversary of the Closing Date, use the Acquired Assets to (x) engage in the sales or marketing of satellite and wireless communication products or (y) license or sublicense the Acquired Assets to direct, current competitors of Parent in the business of sales and marketing of satellite and wireless communication products, (ii) prior to the fourth anniversary of the Closing Date, directly or indirectly induce any employee of Parent or a Subsidiary of Parent (other than employees of the Company) to leave such employ, or to accept any other position of employment or assist any other Person in hiring such employee and (iii) at any time communicate or divulge to any Person other than Parent any secret or confidential information, knowledge or data related to the business of Parent, all of which it agrees to hold in a fiduciary capacity for the benefit of Parent.

               (c) Notwithstanding any provision of this Agreement, it is understood and agreed that the remedy of indemnity payment pursuant to Section 12 and other remedies at law would be inadequate in the case of any Breach of the covenants contained in Section 10 and Parent agrees that Buyer and Parent shall be entitled to equitable relief, including the remedy of specific performance, with respect to any Breach or attempted Breach of such covenants.

 .

 . This Agreement may, by notice given prior to or at the Closing, be terminated:

               (a) by either Buyer, on the one hand, or the Company and/or Shareholders, on the other, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

               (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Company and/or Shareholder, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Shareholders to comply with their obligations under this Agreement) and the Company and/or Shareholders have not waived such condition on or before the Closing Date;

               (c) by mutual consent of Buyer, the Company and Shareholders; or

               (d) by any of Buyer, the Company or Shareholders if the Closing has not occurred on or before June 30, 1998, or such later date as the parties may agree upon; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Contemplated Transactions to occur on or before such date and such action constitutes a Breach of this Agreement.

 . Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections
13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

 .

 . All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(vi), and any other certificate or document delivered pursuant to this Agreement will survive the Closing, subject to the time limitations set forth in Section 12.4. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. If any party acquires knowledge of a Breach of any such representation, warranty, covenant or obligation, it shall promptly notify the breaching party of such Breach.

 . Shareholders will indemnify and hold harmless Buyer, and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

               (a) any Breach of any representation or warranty made by the Company or Shareholders in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter (provided that Buyer shall not be entitled to indemnification with respect to representations and warranties made in this Agreement that are corrected by supplements to the Disclosure Letter if such supplements have been agreed to and accepted by Buyer in writing or Buyer effects the Closing after having received such supplement) or any other certificate or document delivered by the Company or Shareholders pursuant to this Agreement;

               (b) any Breach of any representation or warranty made by the Company or Shareholders in this Agreement as if such representation or warranty were made on and as of the Closing Date other than any such Breach that is disclosed in a supplement to the Disclosure Letter;

               (c) any Breach by the Company or Shareholders of any covenant or obligation of the Company or Shareholders in this Agreement;

               (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company or Shareholders (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

               (e) any Liability of the Company or the Shareholders which is not an Assumed Liability (including any Liability of the Company or the Shareholders that becomes a Liability of the Buyer by operation of law under any bulk transfer law of any jurisdiction, under any common law doctrine of defacto merger or successor liability, or otherwise);

               (f) any Liability in respect of any Taxes relating to the Acquired Assets attributable to any period beginning before and ending on the Closing Date; or

               (g) any liability with respect to any Damages arising, directly or indirectly, from or in connection with the Company's dispute with Allied Communications Holdings, LLC set forth in Part 3.15 of the Disclosure Letter.

        Absent fraud, deliberate misrepresentation or wilful misconduct, the remedies provided in this Section 12.2 will be the exclusive contractual remedies that may be available to Buyer or the other Indemnified Persons.

 . Buyer will indemnify and hold harmless Shareholders, and will pay to Shareholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

 . If the Closing occurs, Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11 and 3.20 unless on or before the date that is two years after the date of the Closing Buyer notifies Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.20, may be made on or before the date that is three years after the date of the Closing; a claim with respect to Sections 3.3 and 3.11 or a noncontractual claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time, subject to applicable statutes of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date that is two years after the date of the Closing Shareholders notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Shareholders.

 .

               (a) Shareholders will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), clause (g) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 12.2 until the total of all Damages with respect to all such matters in the aggregate exceeds $300,000, whereupon Shareholders shall have liability with respect to all such Damages in excess of such $300,000 amount. The maximum liability (for indemnification or otherwise) with respect to the matters set forth in Section 3.20 shall be $6,000,000 and, in addition, the maximum liability (for indemnification or otherwise) with respect to all other matters (except for matters related to Sections 3.3 and 3.11 and indemnification pursuant to Section 12.2(g)) shall be $3,000,000. The Shareholders' liability (for indemnification or otherwise) with respect to the matters set forth in Section 3.20 shall be exclusive of their liability with respect to all other matters, and no Indemnified Person shall be permitted to claim Damages for other matters if such matters are directly related to Damages sought with respect to the matters set forth in Section 3.20. There shall be no maximum liability with respect to matters related to Sections 3.3 and 3.11 and with respect to indemnification pursuant to Section 12.2(g).

               (b) The liability of each Shareholder pursuant to Section 12.2 with respect to any claim for indemnification, the payment of Damages or other remedy based on the joint and several representations, warranties, covenants and obligations of the Shareholders (whether claimed against the Escrow Amount or otherwise) shall be equal to such Shareholder's "Pro Rata Portion" of Damages incurred by Indemnified Persons, as set forth below. For the purposes of this Agreement, Parent's Pro Rata Portion shall equal 72.5%, Sadr's Pro Rata Portion shall equal 17.875% and Meshkinpour's Pro Rata Portion shall equal 9.625%.

 . Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or, to the extent relating to any failure to perform or comply prior to the Closing Date Clause (b) of Section 12.3 until the total of all Damages with respect to all such matters in the aggregate exceeds $300,000, whereupon Buyer shall have liability only with respect to such Damages in excess of such $300,000 amount.

 . Upon notice to Shareholders specifying in reasonable detail the basis for such set-off, Buyer may give notice of a Claim in such amount under the Escrow Agreement. Neither the exercise of nor the failure to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit
Buyer in any manner in the enforcement of any other remedies that may be available to it.

 .

               (a) Promptly after receipt by an indemnified party under Section
12.2 or Section 12.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

               (b) If any Proceeding referred to in Section 12.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

               (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               (d) Shareholders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Shareholders with respect to such a claim anywhere in the world; provided that the indemnified party is subject to the personal jurisdiction of such court.

 . A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

 .

 .

               (a) Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Shareholders will pay all amounts payable to any finder or investment banker in connection with this Agreement and the Contemplated Transactions. Buyer will pay one-half and Parent will pay one-half of the HSR Act filing fee.

               (b) In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

 . Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer, the Company and Shareholders jointly determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing the Company and the Parent shall, and shall cause the Acquired Companies and their Representatives to, and each of Messrs. Sadr and Meshkinpour shall, and shall use their respective Best Efforts to cause each Acquired Company and its Representatives to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Unless consented to by Shareholders in advance or required by Legal Requirements, prior to the Closing Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Company, the Shareholders and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

 . Between the date of this Agreement and the Closing Date, Buyer, the Company and Shareholders will maintain in confidence, and will use their Best Efforts to cause the directors, officers, employees, agents, and advisors of Buyer, Shareholders and the Company to maintain in confidence, any written confidential or proprietary information identified as confidential or proprietary when originally furnished by another party in connection with this Agreement or the Contemplated Transactions, unless
(a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings upon the advice of legal counsel.

        If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

 . Shareholders shall furnish to the Buyer the most current on file Forms W-4 and W-5 of each new employee as of the Closing Date. Shareholders shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2. It is the intent of the parties that the obligations of Buyer and Shareholders under this Section 13.4 shall be carried out in accordance with Section 5 of the Internal Revenue Service's Revenue Procedure 96-60.

 . All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

               The Company and Shareholders:
               STM Wireless, Inc.
               One Mauchly
               Irvine, California 92618-2305
               Attention:           Jacques Youssefmir, Esq.
               Facsimile No.:       (714) 753-1122

               with a copy to:      Stradling Yocca Carlson & Rauth
                                    660 Newport Center Drive
                                    Suite 1600
                                    Newport Beach, California 92660-6441
               Attention:           K. C. Schaaf, Esq.
               Facsimile No.:       (714) 725-4100

               and with a copy to:  Arter & Hadden LLP
                                    700 South Flower Street, 30th Floor
                                    Los Angeles, California 90017-4101
               Attention:           Jack Goldman, Esq.
               Facsimile No.:       (213) 617-9255

               Buyer:               Inter-Tel, Incorporated
                                    120 N. 44th Street, Suite 200
                                    Phoenix, Arizona 85034-1822
               Attention:           John Gardner, Esq.
               Facsimile No.:       (602) 302-8990

               with a copy to:      Wilson Sonsini Goodrich & Rosati, P.C.
                                    650 Page Mill Road
                                    Palo Alto, California 94304
               Attention:           Jeffrey D. Saper, Esq.
                                    Patrick J. Schultheis, Esq.
               Facsimile No.:       (650) 493-6811

 . Any dispute or disagreement arising between any of the parties hereto shall be resolved according to the following dispute resolution procedure. First, such dispute shall be addressed to each party's designated officers for discussion and attempted resolution. If any such dispute cannot be mutually resolved by such officers within five (5) business days, then such dispute shall be immediately referred to the president of each party for discussion and attempted resolution. If such dispute cannot be mutually resolved by such parties' representatives within fifteen (15) days (or such longer period as may be mutually agreed upon), then such dispute or disagreement shall be referred to arbitration in Los Angeles, California, in accordance with arbitration rules
(the "Arbitration Rules") of the American Arbitration Association ("AAA") in effect on the date such notice is given, except that such arbitration shall be before one arbitrator, which arbitrator shall be mutually agreed upon by the parties, or if the parties fail to agree, shall be appointed by the AAA in accordance with the Arbitration Rules. Once appointed, the arbitrator shall appoint a time and place for a prehearing status conference not more than fifteen (15) days from the date of his or her appointment, and shall appoint a time and place for a final hearing not more than forty-five (45) days from the date of the status conference. The final hearing shall conclude no later than thirty (30) days after its commencement. The decision of the arbitrator shall be binding upon each party. The arbitrator shall render a written decision stating with reasonable detail the reasons for the award adopted. The arbitrator may base his decision on evidence provided by the parties and, in addition, upon evidence which the parties provide at the request of the arbitrator. Any cash component of the adopted award shall be payable in the United States dollars through a bank in the United States. Each party shall bear its own cost of preparing for and presenting its case; and the cost of arbitration, including the fees, and expenses of the arbitrator, will be shared equally by the parties to such arbitration. The arbitration award shall be final and binding upon the parties and may be confirmed by the judgment of any court having appropriate jurisdiction including without limitation California.

 . The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

 . The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

 . This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment. No party may rely upon any statement or representation made by any other party relating to this Agreement unless stated or represented herein.

 . The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

 . No party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any wholly-owned Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

 . If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. . The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

 . With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

 . After the Closing Date, neither the Company nor Shareholders nor any of its or their affiliates shall do business as, or use in the conduct of their businesses or otherwise the name, Telecom Multimedia Systems, Inc., TMSI or any similar words.

 . This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

 . This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                                     * * *


        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

INTER-TEL, INCORPORATED                     TELECOM MULTIMEDIA SYSTEMS, INC.


By:                                         By:
      -----------------------------                -----------------------------
Title:                                      Title:
      -----------------------------                -----------------------------

STM WIRELESS, INC.


By:
      -----------------------------
Title:
      -----------------------------




Ramin Sadr, an individual

Farshad Meshkinpour, an individual

                  [Signature Page to Asset Purchase Agreement]